UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) June 13, 2013

CARDINAL ENERGY GROUP, INC.

(Exact name of registrant as specified in its charter)

Nevada

(State or other jurisdiction of incorporation)

000-53923

(Commission File No.)

6037 Franz Road, Suite 103

Dublin, OH 43017

(Address of principal executive offices and Zip Code)

(614) 459-4959

(Registrant’s telephone number, including area code)

Not Applicable

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

[ ]	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

[ ]	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

[ ]	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

[ ]	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.

On June 13, 2013 Cardinal Energy Group, Inc. (the “Company”) entered into a Corporate Advisory Agreement (the “Agreement”) with HFP Capital Markets, LLC (“HFP”), an unaffiliated third party, to provide the Company with corporate access and corporate advisory services. The corporate access services include increased efficiency, quality and measurability of a sustained marketing effort, increased institutional awareness and participation, and expansion of research coverage on the Company. The corporate advisory services include preparation of investor presentation materials, assistance in capital structuring alternatives, exchange up-listing and introduction to project financing sources.

The Agreement is for a period of six months commencing in June 2013 and may be extended for an additional six months by the Company. The Company has agreed to pay HFP a consulting fee of $60,000 for the initial six month term. The Agreement may only be terminated by the Company as a result of HFP’s breach of any material term of the Agreement and its failure to remedy any such breach within 5 days notice of such breach by the Company.

The Agreement includes a confidentiality clause and non-circumvent clause during the term of the Agreement and for a period of one year after its termination.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: June 19, 2013

CARDINAL ENERGY GROUP, INC.

BY:	/s/ Timothy W. Crawford
Timothy W. Crawford, Chief Executive Officer